Exhibit 99.1
CLARIENT REPORTS 2009 FOURTH QUARTER; YEAR-END RESULTS
2009 Test Volumes Increase 20%; Revenue Increases 24%
$3.4 Million in Cash Generated from Operations in Q4
Aliso Viejo, CA, March 10, 2010 — Clarient, Inc. (NASDAQCM: CLRT), a premier anatomic pathology and molecular testing services resource for pathologists, oncologists and the biopharmaceutical industry, today reported financial results for the fourth quarter and year ended December 31, 2009. Fourth quarter 2009 net revenue was $23.3 million, compared to $21.9 million for the same period in 2008. Net revenue for the full year was $91.6 million, a 24 percent increase over the $73.7 million earned in 2008 and in line with Clarient’s revised guidance issued in the third quarter of 2009.
Test volume in the 2009 fourth quarter increased to approximately 242,000, a 16 percent increase from the same period in 2008. Test volume for all of 2009 grew by 20 percent to 943,000 from test volume of 786,000 in the prior year. Clarient’s customer base of oncology and pathology practices in the U.S. increased by 43 new customers in the fourth quarter, taking Clarient’s active customer base to over 1,125 and reflecting a better than 98 percent customer retention rate.
Ron Andrews, Clarient’s Vice Chairman and Chief Executive Officer, said, “We have begun 2010 with solid commercial and operating momentum as we posted a strong fourth quarter in terms of customer acquisition, test volume growth and important menu expansion activities. We now have mounting evidence that our revised revenue and collections processes are giving us greater clarity on the business and our payors, and we are confident we will continue to build incrementally on the fourth quarter improvements in our billing and collections metrics we are reporting today. The Applied Genomics, Inc. (AGI) acquisition has catalyzed our development and commercial activities, and we are encouraged that we have already completed the integration of their operations. We now have access to a robust pipeline of diagnostic and prognostic tests obtained in the transaction, including Clarient InSight® Dx Pulmotype®, which we believe will have an impact on revenues in 2010 and helps position Clarient to take a leadership role in lung cancer diagnostics.”
Operating expenses were $15.1 million for the fourth quarter of 2009, up from $13.3 million in the same quarter of 2008. Operating expenses for the fourth quarter of 2009 included severance expenses totaling $0.7 million and one-time expenses related to the AGI acquisition of $0.3 million. For the full year 2009, operating expenses totaled $55.6 million, versus $42.3 million in the prior year. The increase in operating expenses for the year was largely related to additional sales and marketing personnel costs as Clarient continued to build out its sales and marketing infrastructure. Clarient also incurred increased bad debt expense, higher stock compensation expense, and legal and accounting expenses related to corporate development activities.
Michael Rodriguez, Clarient’s Senior Vice President and Chief Financial Officer, said, “In addition to the implementation of tighter controls across the organization, billing and collections metrics improved in the period, and systems began to take hold. Days sales outstanding (DSO) declined by 17 days from 103 at September 30, 2009 to 86 days at December 31, 2009. We enjoyed record cash collections of $23.3 million during the quarter and generated cash flows from operations of $3.4 million in the fourth quarter. Bad debt expense for the quarter declined 18 percent from the prior quarter and decreased as a percentage of revenue by nearly five percentage points (from 19.7 percent of revenue to 14.8 percent of revenue) for the quarter.”

Clarient’s operating loss for the fourth quarter of 2009 was $2.3 million compared with operating income of $184,000 for the same period of 2008. For the full year 2009, operating loss was $3.1 million versus an operating loss of $1.5 million for the twelve months ended December 31, 2008. Operating results for the current quarter and the year were impacted by severance of $0.7 million as well as one-time transaction-related expenses of $0.8 million including $0.5 million from corporate development opportunities in early 2009 that did not transpire.
Clarient’s net loss for the quarter was $2.7 million, or $0.03 per share. For the full year 2009, the net loss was $6.1 million, or $0.08 per share. However, the net loss applicable to common stockholders for the year was $10.3 million, or $0.13 per share. Net loss applicable to common stockholders for the year included a non-recurring $4.3 million non-cash deemed dividend arising from a “beneficial conversion feature” relating to the May 2009 tranche of the preferred stock private placement transaction with Oak Investment Partners. This “in-the-money non-detachable” conversion feature of the issued 1.4 million shares of preferred stock gave Oak Investment Partners the opportunity to convert their preferred shares into common shares at an amount below the market price at the time, triggering the non-cash expense.
At December 31, 2009, Clarient’s cash and cash equivalents totaled $10.9 million compared with $1.8 million at December 31, 2008. Clarient generated $3.4 million in cash flow from operations in the 2009 fourth quarter.
Company Outlook
Based on Clarient’s current revenue run rate, anticipated new product introductions and other market factors, Clarient expects net revenue for the full year 2010 to range between $108 million to $115 million. This increase would represent a year-over-year growth rate of between 18 percent and 25 percent from 2009 net revenue. The Company also indicated that it is expecting to report net income for the 2010 fiscal year.
Mr. Andrews concluded, “Clarient’s business model has been built on balanced revenue streams across multiple cancer types and technologies and is well-positioned in the new environment of health care reform and cost containment. The opportunities for Clarient to use its established commercial engine to bring new advanced tests to market are numerous and growing. Our processes around billing and collections are now sound, giving us greater predictability in our business. With the AGI product pipeline integrated, we will now explore opportunities to license these products outside of the United States while we work diligently to build new markets domestically. We are excited now to be in a position to assertively pursue some exciting new opportunities while maintaining a focus on profitability and positive cash flow.”
Conference Call
Clarient will hold a conference call to discuss fourth quarter and year-end 2009 results. The call will include a period for questions and answers.
Date: Wednesday, March 10, 2010
Time: 5:00 p.m. Eastern
Call-in Number: 1-877-941-8601 (domestic); 1-480-629-9810 (international)
Conference ID Number: 4244949
Webcast: www.clarientinc.com/investor
Web Replay: For those unable to participate during the live broadcast, a replay of the webcast will be archived at www.clarientinc.com/investor shortly after the call and will be available for one year.

About Clarient
Clarient combines innovative diagnostic technologies with world class pathology expertise to assess and characterize cancer. Clarient’s mission is to become the leader in cancer diagnostics by dedicating itself to collaborative relationships with the healthcare community to translate cancer discovery and research into better patient care. Clarient’s principal customers include pathologists, oncologists, hospitals, and biopharmaceutical companies. The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies, such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and diagnostic services. Clarient’s customers are connected to its Internet-based portal, PATHSiTE® that delivers high resolution images and critical interpretive reports based on our diagnostic testing. Clarient is also developing new, proprietary “companion” diagnostic markers for therapeutics in breast, prostate, lung, ovarian, and colon cancers, and leukemia/lymphoma. www.clarientinc.com
Forward Looking Statements
Certain statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and Clarient’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: Clarient’s ability to continue to develop and expand its diagnostic services business, uncertainties inherent in Clarient’s product development programs, Clarient’s ability to expand and maintain a successful sales and marketing organization, Clarient’s ability to maintain compliance with financial and other covenants under Clarient’s credit facility, limitations on Clarient’s ability to borrow funds under its credit facility based on Clarient’s qualified accounts receivable and other liquidity factors, Clarient’s ability to obtain annual renewals of or replacements for its credit facility, Clarient’s ability to successfully manage its billing and collections processes, the continuation of favorable third-party payor reimbursement for laboratory tests, Clarient’s ability to obtain additional financing on acceptable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, Clarient’s ability to fund development of new diagnostic tests and novel markers and the amount of resources Clarient determines to apply to novel marker development and commercialization, failure to obtain FDA clearance or approval for particular applications, Clarient’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, Clarient’s ability to successfully validate and commercialize AGI’s product offerings, Clarient’s ability to successfully launch its Pulmotype® lung cancer test, and risks detailed from time to time in Clarient’s SEC reports, including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above.
Clarient does not assume any obligation to update any forward-looking statements or other information contained in this document.
Adjusted EBITDA Definition
“Adjusted EBITDA” is defined by Clarient as income or loss from continuing operations before (i) interest expense, (ii) tax expense, (iii)  depreciation and amortization expense and (iv) stock-based compensation expense. Adjusted EBITDA as defined by Clarient may differ from non-GAAP measures used by other companies and is not a measurement under GAAP.  Management believes that using Adjusted EBITDA as a metric can enhance an overall understanding of Clarient’s expected financial performance from ongoing operations, and Adjusted EBITDA is used by management for that purpose. Clarient believes that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in evaluating companies such as Clarient and that Adjusted EBITDA provides a useful measure of Clarient’s financial performance since its use eliminates the effects of period to period changes in costs associated with impairment of assets related to capital investments, interest on Clarient’s debt, capital lease obligations and non-cash stock based compensation charges.
There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of Clarient’s recorded costs against its net revenue. Management compensates for these limitations in non-GAAP measures by also evaluating Clarient’s performance based on traditional GAAP financial measures. Accordingly, in analyzing Clarient’s future financial performance, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.
Contact:

Matt Clawson
949.474.4300
matt@allencaron.com
TABLES FOLLOW

Clarient, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net revenue	$23,252	$21,937	$91,599	$73,736
Cost of services	10,432	8,471	39,107	32,936

Gross profit	12,820	13,466	52,492	40,800
Operating expenses:
Sales and marketing	4,264	3,276	17,380	10,941
General and administrative	6,513	5,476	23,587	18,729
Bad debt	3,444	4,432	12,927	12,199
Research and development	914	98	1,719	421

Total operating expenses	15,135	13,282	55,613	42,290

Operating income (loss)	(2,315)	184	(3,121)	(1,490)
Other expense and taxes, net	375	2,402	4,431	8,155

Loss from continuing operations, net of income taxes	(2,690)	(2,218)	(7,552)	(9,645)
Income from discontinued operations	—	—	901	—
Tax benefit from discontinued operations	—	—	599	—

Net loss	(2,690)	(2,218)	(6,052)	(9,645)

Series A preferred stock beneficial conversion feature	—	—	(4,290)	—

Net loss applicable to common stockholders	$(2,690)	$(2,218)	$(10,342)	$(9,645)

Net income (loss) per share applicable to common stockholders — basic and diluted:
Loss from continuing operations	$(0.03)	$(0.03)	$(0.14)	$(0.13)
Income from discontinued operations	—	—	0.01	—
Net loss applicable to common stockholders	$(0.03)	$(0.03)	$(0.13)	$(0.13)

Weighted-average number of common shares outstanding — basic and diluted:	78,983	74,659	77,693	72,918

Clarient, Inc.
Reconciliation of Loss from Continuing Operations to “Adjusted EBITDA”

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Loss from continuing operations, net of income taxes	$(2,690)	$(2,218)	$(7,552)	$(9,639)
Interest expense, net	375	2,402	4,431	8,148
Depreciation and amortization	1,028	460	3,848	3,275
Stock compensation expense	758	287	2,398	1,711
Taxes	—	—	—	6

Adjusted EBITDA	$(529)	$931	$3,125	$3,501

Clarient, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008

Cash and cash equivalents	$10,903	$1,838
Restricted cash	765	—
Accounts receivable, net	21,568	20,315
Property and equipment, net	14,346	11,911
Other assets	19,365	1,445

Total assets	$66,947	$35,509

Total liabilities	$17,834	$40,249
Temporary equity	38,586	—
Stockholders’ equity (deficit)	10,527	(4,740)

Total liabilities and stockholders’ equity (deficit)	$66,947	$35,509

# # # #